UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Rexford Industrial Realty, Inc.
(Exact name of registrant as specified in its charter)

Maryland	46-2024407
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025
(Address of Principal Executive Offices) (Zip Code)

Fourth Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan
(Full title of the plan)

David Lanzer
General Counsel and Secretary
Rexford Industrial Realty, Inc.
11620 Wilshire Boulevard, Suite 1000
Los Angeles, CA 90025
(Name and address of agent for service)

(310) 966-1680
(Telephone number, including area code, of agent for service)

Copy to:

Bradley A. Helms, Esq. Brent T. Epstein, Esq. Latham & Watkins LLP 10250 Constellation Boulevard Los Angeles, California 90067 Tel: (424) 653-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12-b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer (Do not check if smaller reporting company.)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register the offer and sale of an additional (i) 4,500,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Rexford Industrial Realty, Inc. (the “Company”) to be issued under the Fourth Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan (the “Plan”) and (ii) 867,243 shares of Common Stock that, in accordance with the Plan, have become available for issuance under the Plan to the extent that awards under the Plan have been terminated, cancelled or expired. On May 25, 2026, the Company’s Board of Directors increased the authorized number of shares under the Plan by 4,500,000 shares, which the Company’s stockholders approved on May 19, 2026. In accordance with Instruction E to Form S-8, this Registration Statement incorporates by reference and makes a part hereof the contents of (i) the Registration Statement on Form S-8 (File No. 333-190074) filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 22, 2013 relating to the registration of offers and sales of 2,272,689 shares of Common Stock under the Plan, (ii) the Registration Statement on Form S-8 (File No. 333-258204) filed by the Company with the Commission on July 28, 2021 relating to the registration of offers and sales of an additional 4,420,000 shares of Common Stock under the Plan and (iii) the Registration Statement on Form S‑8 (File No. 333‑282823) filed by the Company with the Commission on October 24, 2024 relating to the registration of offers and sales of an additional 3,284,588 shares of Common Stock under the Plan, in each case, to the extent not modified or superseded hereby or by any subsequently filed document incorporated by reference herein or therein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

(b)    The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026.

(c)    The Company’s Current Reports on Form 8-K filed with the Commission on February 26, 2026, April 23, 2026 (except for information furnished in Item 7.01 therein and all exhibits related thereto) and May 21, 2026.

(d)    The Company’s Proxy Statement for the Registrant’s 2026 Annual Meeting of Stockholders, on Schedule 14A, filed with the Commission on April 8, 2026.

(e)    The description of the Company’s common stock, $0.01 par value per share, contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on July 17, 2013, as amended by the description of the Company's Common Stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or 8-K/A that we may from time to time furnish to the Commission or any other document or information deemed to have been furnished and not filed with the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

 Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Company’s charter contains a provision that eliminates its directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company’s charter authorizes it to obligate itself and the Company’s bylaws obligate it, to the maximum extent permitted by Maryland law, in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, to any present or former director or officer or any individual who, while a director or officer of the Company and at the Company’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employees or agents of the Company or a predecessor of the Company.

The Company has entered into indemnification agreements with each of its executive officers and directors whereby the Company has agreed to indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that, upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order the Company to indemnify such executive officer or director.

In addition, the Company’s directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Rexford Industrial Realty, L.P., the partnership of which the Company serves as sole general partner.

 Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Incorporated by Reference
Sequentially Numbered Exhibit	Description	Form	File No.	Exhibit(s)	Filing Date
4.1	Form of Certificate of Common Stock of Rexford Industrial Realty, Inc.	S-11/A	333-88806	4.1	July 15, 2013
5.1+	Opinion of Venable LLP
23.1+	Consent of KPMG LLP
23.2+	Consent of Ernst & Young LLP
23.3+	Consent of Venable LLP (included in Exhibit 5.1)
24.1+	Power of Attorney (included on signature page to this Registration Statement)
99.1	Fourth Amended and Restated Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan	8-K	001-36008	10.1	May 21, 2026
107+	Filing Fee Exhibit
___________________ + Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 30, 2026.

REXFORD INDUSTRIAL REALTY, INC.,
a Maryland corporation

By:	/s/ Laura E. Clark
Name: Laura E. Clark
Title: Chief Executive Officer

By:	/s/ Michael P. Fitzmaurice
Name: Michael P. Fitzmaurice
Title: Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints David Lanzer his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or substitute or substitutes may lawfully do or cause to be done by virtue hereof.
    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Laura E. Clark	Chief Executive Officer and Director	July 30, 2026
Laura E. Clark

/s/ Michael P. Fitzmaurice	Chief Financial Officer	July 30, 2026
Michael P. Fitzmaurice

/s/ Tyler H. Rose	Chairman of the Board	July 30, 2026
Tyler H. Rose

/s/ Robert L. Antin	Director	July 30, 2026
Robert L. Antin

/s/ Diana J. Ingram	Director	July 30, 2026
Diana J. Ingram

/s/ Angela L. Kleiman	Director	July 30, 2026
Angela L. Kleiman

/s/ Debra L. Morris	Director	July 30, 2026
Debra L. Morris

/s/ David P. Stockert	Director	July 30, 2026
David P. Stockert